EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Quest Management Inc.

We hereby consent to the incorporation of our report dated February 05, 2018 relating to our audit of the balance sheets of Quest Management Inc. as of October 31, 2017 and 2016, the related statements of operations, stockholder's equity, and cash flows for each year then ended included in the Annual Report of Quest Management Inc. on Form 10-K/A for the year ended October 31, 2017.

/s/ Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: June 23, 2018